Exhibit 3.24

OPERATING AGREEMENT

OF

BALLY PROPERTIES EAST, LLC

a Nevada limited liability company

This Operating Agreement (this “Agreement”) of BALLY PROPERTIES EAST, LLC, a Nevada limited liability company (the “Company”), is made, adopted and entered into at Las Vegas, Nevada, as of January 22, 2014 (the “Effective Date”), by Bally Gaming, Inc., a Nevada corporation (the “Member”), which is the sole member of the Company, with reference to the recitals set forth below.

R E C I T A L S

A.                                    On the Effective Date, the Member caused the Company to be organized by the filing of the Articles (as defined below) under the Act (as defined below) in the office of the Nevada Secretary of State; and

B.                                    As of the Effective Date, the Member desires to set forth and adopt the operating agreement of the Company to provide for the conduct of the Company’s business and affairs from and after the Effective Date.

NOW, THEREFORE, the Member hereby agrees to and adopts the following:

ARTICLE I

DEFINITIONS

1.1                               Defined Terms. The capitalized terms used in this Agreement shall have the following meanings:

“Act” means Chapter 86 of the NRS, as amended from time to time.

“Agreement” means this Operating Agreement.

“Articles” means the Articles of Organization of the Company as filed with the office of the Nevada Secretary of State.

“Capital Contribution” means a contribution to the capital of the Company in cash, property, or otherwise.

“Code” means the Internal Revenue Code of 1986 or any corresponding United States federal tax statute enacted after the date of this Agreement.

“Company” means Bally Properties East, LLC, a Nevada limited liability company.

“Covered Person” means (a) the Member, (b) any officer or employee of the Company, (c) any stockholder, partner, member, director, manager, officer, employee or other affiliate of the Member, (d) any other Person designated by the Member as a Covered Person, or (e) any

Person who was, at the time of the act or omission in question, a Person described in any of the preceding clauses (a) through (d).

“Interest” means the member’s interest (as defined in the Act) and entire ownership interest of the Member in the Company at any time, including the right of the Member to any and all benefits and to the capital and profits of the Company, to which the Member may be entitled as provided under the Act and this Agreement.

“Member” means the sole member of the Company. As of the Effective Date, the Member’s name, address and percentage ownership interest are as set forth on Schedule I attached hereto.

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“Person” means a natural person, any form of business or social organization and any other non-governmental legal entity including, but not limited to, a corporation, partnership, association, trust, unincorporated organization, estate or limited liability company.

“Records Office” means an office of the Company in Nevada, which may but need not be a place of its business, at which it shall keep all records identified in NRS 86.241, except that none of the lists required to be maintained pursuant to NRS 86.241 need be maintained in alphabetical order, nor shall the Company be required to maintain at its Records Office copies of powers of attorney except those relating to the execution of the Articles and this Agreement.

“Regulations” means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code.

1.2                               Terms and Usage Generally. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to his, her or its successors and permitted assigns.

ARTICLE II

INTRODUCTORY MATTERS

2.1                               Formation. Pursuant to the Act, the Company has been formed as a Nevada limited liability company under the laws of the State of Nevada. To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2                               Name. The name of the Company is “Bally Properties East, LLC.” Subject to compliance with applicable law, the business and affairs of the Company may be conducted under that name or any other name that the Member deems appropriate or advisable.

2.3                               Offices. The Company shall continuously maintain in the State of Nevada a Records Office. As of the Effective Date, the Records Office is 6601 South Bermuda Road, Las Vegas, Nevada 89119. The Records Office may be changed to another location within the State of Nevada as the Member may from time to time determine. The Company may establish and maintain other offices at any time and at any place or places as the Member may designate or as the business of the Company may require.

2.4                               Registered Agent and Registered Office. The registered agent of the Company for service of process shall be as set forth in the Articles or as changed by the Member from time to time. The Company shall have as its registered office in the State of Nevada the street address of its registered agent.

2.5                               Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and all activities necessary or incidental to the foregoing.

ARTICLE III

INTEREST; CAPITAL CONTRIBUTIONS

The Member has made or will make an initial capital contribution, as reflected on the books of the Company, in exchange for a 100% Interest. The Member shall make such additional Capital Contributions to the Company at such times and in such amounts as the Member shall determine in its sole discretion.

ARTICLE IV

PROFITS AND LOSSES

4.1                               Profits and Losses. The Company’s profits and losses for any period shall be allocated to the Member.

4.2                               Tax Classification. So long as the Company has only one Member, it is intended that the Company be disregarded for federal and all relevant state income tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes, as provided for by Regulations Sections 301.7701-1, et seq., and comparable provisions of applicable state tax law. In the event that the Company becomes an entity that has more than one Member, it is intended that the Company be treated as a “partnership” for federal and all relevant state income tax purposes, and all available elections shall be made, and all available actions shall be taken, to cause the Company to be so treated.

ARTICLE V

DISTRIBUTIONS

5.1                               Operating Distributions. Subject to Section 5.2, the Company shall from time to time distribute to the Member such amounts in cash and other assets as shall be determined by the Member.

5.2                               Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution if such distribution would violate the NRS or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or its assets are bound, but instead shall make such distribution as soon as practicable such that the making of such distribution would not cause such violation, breach or default.

ARTICLE VI

MEMBERSHIP

6.1                               Limitation of Liability. The Member shall not be individually liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except to the extent required by law or in an agreement signed by the Member. The Member shall not be required to loan any funds to the Company, nor shall the Member be required to make any contribution to the Company except as provided herein, nor shall the Member be subject to any liability to the Company or any third party, as a result of any deficit of the Company. However, nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company.

6.2                               Powers and Authority of the Member. The Member shall have full, exclusive and complete power, authority and discretion to manage, supervise, operate and control the business and affairs of the Company, to make any and all decisions affecting its business and affairs and relating to all day-to-day operations of the Company, and to take all such actions as it deems necessary, appropriate or convenient, or for the furtherance of, the purposes of the Company.

6.3                               Action of the Member. The actions of the Member, taken in such capacity, shall bind the Company. Except as expressly delegated to an officer or other Person, the Member shall be the sole Person with the power to bind the Company. Unless otherwise required by this Agreement or by law, the Member may take action or give its consent in writing or by oral or electronic communication, and no action need be taken at a formal meeting.

6.4                               Election of Officers. The Member may, from time to time, appoint any individuals as officers with such duties, authorities, responsibilities and titles as the Member may deem appropriate. Such officers shall serve until their successors are duly appointed by the Member or until their earlier removal or resignation. Any officer may resign at any time upon notice to the Member. Any officer appointed by the Member may be removed at any time, with or without cause, by the Member, subject to the rights, if any, of the respective parties under any contract between the Company and such officer or agent. Any vacancy in any office shall be filled by the Member.

6.5                               Execution of Documents by Officers. Unless otherwise required by law or authorized or directed by the Member, all checks, drafts, notes, bonds, bills of exchange, and orders for the payment of, deeds, mortgages, proxies, powers of attorney and other written contracts, documents, instruments and agreements to which the Company shall be a party may be signed in the name of the Company by any officer of the Company elected pursuant to Section 6.4. The Member may authorize the use of the facsimile signatures of any officer. Any officer of the Company shall be authorized to attend, act at and vote at any meeting of the owners of any entity in which the Company may own an interest or to sign, on behalf of the Company, a written consent in lieu thereof. Such officer at any such meeting or by such written action shall possess and may exercise on behalf of the Company any and all rights and powers incident to the ownership of such interest.

6.6                               Transfer of Interest. The Interest is personal property and may be transferred or assigned, in whole or in part, in the sole discretion of the Member.

ARTICLE VII

DISSOLUTION OF THE COMPANY AND

TERMINATION OF A MEMBER’S INTEREST

7.1                               Dissolution. The Company shall be dissolved and its affairs wound up as determined by the Member.

7.2                               Resignation. The Member may not resign from the Company before the dissolution and winding up of the Company.

7.3                               Distribution on Dissolution and Liquidation. In the event of the dissolution of the Company for any reason (including the Company’s liquidation within the meaning of Regulation 1.704-1(b)(2)(ii)(g)), the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 7.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)                                 the Member shall oversee the winding up of the Company’s affairs;

(b)                                 the assets of the Company shall be liquidated as determined by the Member, or the Member may determine not to sell all or any portion of the assets, in which event such assets shall be distributed in kind; and

(c)                                  the proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority: (i) to the expenses of liquidation; to the payment of the debts and liabilities of the Company, including any debts and liabilities owed to the Member; (ii) to the setting up of any reserves that the Member determines to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Member arising out of or in connection with the Company; and (iii) the balance, if any, to the Member.

ARTICLE VIII

STANDARD OF CARE, INDEMNIFICATION AND PAYMENT OF EXPENSES

8.1                               Standard of Care.

(a)                                 To the extent that the Covered Person has any duties by virtue of its status as a Covered Person, and whether such duties exist or arise at law or in equity, to the Company, to the fullest extent permitted by the Act and other applicable law, such duties are hereby expressly eliminated and disclaimed by the Company and the Member to the fullest extent permitted by NRS 86.286(5), provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(b)                                 A Covered Person is fully protected by relying in good faith upon the provisions of this Agreement and on the records of the Company and upon such information, opinions, reports, books of account or statements presented to the Company by any Person reasonably believed by the Covered Person to be reliable and as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports, books of account or statements as to the value and amount of the assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

8.2                               Indemnification. The Company shall indemnify and hold harmless any Covered Person to the fullest extent permitted by the Act.

8.3                               Determination of Right to Indemnification. Any indemnification under Section 8.2, unless ordered by a court or advanced pursuant to Section 8.4, shall be made by the Company only as authorized in the specific case upon a determination by the Member that indemnification of the Covered Person is proper in the circumstances.

8.4                               Advance Payment of Expenses. The expenses of the Member incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Member is not entitled to be indemnified by the Company. The provisions of this Section 8.4 do not affect any rights to advancement of expenses to which personnel of the Company other than the Member may be entitled under any contract or otherwise by law.

8.5                               Assets of the Company. Any indemnification under this Article VIII shall be satisfied solely out of the assets of the Company. No debt shall be incurred by the Company or the Member in order to provide a source of funds for any indemnity, and the Member shall not have any liability (or any liability to make any additional Capital Contribution) on account thereof.

8.6                               Amendment. The provisions of this Article VIII relating to indemnification shall constitute a contract between the Company and each Covered Person that may be modified as to any Covered Person only with that Covered Person’s consent or as specifically provided in this Section 8.6. Notwithstanding any other provision hereof relating to the amendment of this Agreement generally, any repeal or amendment of this Article VIII that is adverse to any Covered Person shall apply to such Covered Person only on a prospective basis, and shall not limit the rights of such Covered Person to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1                               Notices. All notices to be given hereunder shall be in writing and shall be addressed to the party at such party’s last known mailing or e-mail address or facsimile number appearing on the books of the Company. Notice shall, for all purposes, be deemed given and received, (a) if hand-delivered, when the notice is received, (b) if sent by United States mail (which must be by first-class mail with postage charges prepaid), three (3) days after it is posted with the United States Postal Service, (c) if sent by a nationally recognized overnight delivery service, when the notice is received, or (d) if sent by facsimile or electronic mail, when the facsimile or electronic mail is transmitted and confirmation of receipt is received by the transmitting party during normal business hours. The contrary notwithstanding, any notice given in a manner other than that provided in this Section 9.1 that is actually received by the intended recipient shall be deemed an effective delivery of such notice.

9.2                               Ownership Certificates; Legend. The Company may issue a certificate to the Member to evidence the Interest and the Member, by and through an officer thereof, or any officer of the Company, may sign such certificate on behalf of the Company. The Member may deem the Interest to be a “security”, as defined in Section 104.8102(1)(n) of the Uniform Commercial Code in effect in the State of Nevada (and not for any other purpose) by affixing a legend so stating on the certificate representing the Interest.

9.3                               Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall deem reasonable, on behalf of such Persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company.

9.4                               Complete Agreement. This Agreement, including any schedules or exhibits hereto, together with the Articles, constitutes the complete and exclusive agreement and understanding of the Member with respect to the subject matter contained herein. This Agreement and the Articles replace and supersede all prior agreements, negotiations, statements, memoranda and understandings, whether written or oral, of the Member.

9.5                               Amendments. This Agreement may be amended only by a writing adopted and signed by the Member.

9.6                               Applicable Law; Jurisdiction. This Agreement, and the rights and obligations of the Member, shall be interpreted and enforced in accordance with and governed by the laws of the State of Nevada without regard to the conflict laws of that State.

9.7                               Counterparts and Facsimile Copies. Facsimile copies of this Agreement and counterparts thereof or of any approval or written consent of the Member, and facsimile signatures hereon or thereon, shall have the same force and effect as originals.

9.8                               Severability. If any provision of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable to any extent, that provision, or application thereof, shall be deemed severable and the remainder of this Agreement, and all other applications of such provision, shall not be affected, impaired or invalidated thereby, and shall continue in full force and effect to the fullest extent permitted by law.

9.9                               Waivers. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the party making the waiver.

9.10                        No Third Party Beneficiaries. Except as set forth in Article VIII, this Agreement is adopted solely by and for the benefit of the Member and its successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the Effective Date.

“MEMBER”

BALLY GAMING, INC.,
a Nevada corporation

By:	/s/ Neil Davidson
Name:	Neil Davidson
Title:	Treasurer

SCHEDULE I

Member’s Name:	Bally Gaming, Inc.
Member’s Address:	6601 South Bermuda Road
Las Vegas, NV 89119
Member’s Interest:	100%
Initial Capital Contribution:	$100,000